Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of August 15, 2019

by and between

ConnectOne Bancorp, Inc.

and

Bancorp of New Jersey, Inc.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 15, 2019 (“Agreement”), is entered into by and between ConnectOne Bancorp, Inc., a New Jersey corporation (“Parent”), and Bancorp of New Jersey, Inc., a New Jersey corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective entities and shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent, with Parent being the surviving entity (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company’s shareholders (the “Company Shareholders”) approve and adopt this Agreement;

WHEREAS, the Board of Directors of Parent has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Parent’s shareholders (the “Parent Shareholders”) approve and adopt this Agreement;

WHEREAS, Parent and the Company intend for federal income tax purposes that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code (as defined below) and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the directors of the Company has entered into Voting Agreements with Parent, effective as of the date hereof (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Certain Definitions.  As used herein, the following terms shall have the following meanings:

(a)                                 “401(k) Plan” shall mean the Bank of New Jersey 401(k) Plan.

(b)                                 “Acquisition Proposal” shall mean any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement or the Bank Merger.

(c)                                  “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person.  For the purpose of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.  In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(d)                                 “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.

(e)                                  “Applicable Law” or “Law” shall mean and include (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority or as to which a party, by the nature of its activities, is subject, (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party or as to which a party, by the nature of its activities or otherwise, is subject; (iii) any legally binding judicial or administrative interpretation of application of any Applicable Law described in (i) or (ii) above as to which a party is subject, in each case as in effect as of the applicable time.

(f)                                   “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in New Jersey, or a day on which commercial banks in New Jersey are authorized or required by Applicable Law to close.

(g)                                  “Charter Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(h)                                 “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.

(i)                                     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)                                    “Company’s Knowledge” or “knowledge of the Company” or words of similar effect shall mean the actual knowledge of any of the individuals listed on Schedule 1.1(j) of the Company Disclosure Schedule or the knowledge that any such individual would ordinarily have after reasonable investigation based on his or her respective position at the Company.

(k)                                 “Company Stock Options” shall mean all options granted by the Company to purchase shares of Company Common Stock under a Company Stock Plan, whether vested or unvested, that are outstanding and unexercised immediately prior to the Effective Time.

(l)                                     “Company Stock Plans” shall mean the Bank of New Jersey 2006 Stock Plan, the 2007 Non-Qualified Stock Option Plan for Directors, the Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan and all other employee and director equity incentive plans or agreements of the Company as of the date of this Agreement.

(m)                             “Confidentiality Agreement” shall mean that certain letter agreement, dated June 4, 2019, by and between Parent and the Company.

(n)                                 “Contract” shall mean any written agreement, contract, arrangement or understanding that is legally binding on the Company or any of its Subsidiaries.

(o)                                 “Data Privacy Laws” shall mean all laws and regulations of any jurisdiction applicable to the Company or its Subsidiaries concerning or relating to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Data.

(p)                                 “Employee Benefit Plan” shall mean any plan, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which the Company or any of its Affiliates has or may have any liability or whereby the Company and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, or arrangements.

(q)                                 “Environmental Law” shall mean all laws, rules, regulations, Orders and decrees of any Governmental Authority relating to (i) pollution, the protection or restoration of the environment (including the indoor environment, ambient air, soil, soil gas, surface water, groundwater or subsurface strata) or the protection of human health, including, without limitation, laws relating to the presence or exposure to, or the management, use, release, threatened release, discharge, leaking, spilling, migration, remediation or disposal of hazardous, toxic or radioactive substances, oils, pollutants, contaminants or other Hazardous Substances into the environment, (ii) the distribution, use, treatment, storage, transport, containment, disposal or arrangement for disposal or handling of such substances, oils, pollutants, contaminants or other Hazardous Substance and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any such substances, oils, pollutants, contaminants or other Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

(r)                                    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(s)                                   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(t)                                    “FDIC” shall mean the Federal Deposit Insurance Corporation.

(u)                                 “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

(v)                                 “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(w)                               “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.

(x)                                 “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

(y)                                 “IRS” shall mean the Internal Revenue Service.

(z)                                  “Joint Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of Parent Common Stock to the Company Shareholders pursuant to the Merger, and the joint proxy statement of the Company and Parent relating to the Company Shareholders’ and Parent Shareholders’ approval of this Agreement and the Merger, including any amendments or supplements thereto.

(aa)                          “Lien” shall mean any easement, encroachment, equitable interest, right of way, deed of trust, mortgage, pledge, charge, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, security interest, restriction, claim, lien (statutory or otherwise) or other similar encumbrance.

(bb)                          “Material Adverse Change” or “Material Adverse Effect” shall mean with respect to the Company, on the one hand, or with respect to the Parent, on the other hand, any event, change, effect or development that has had a material adverse effect on (i) the financial condition, results of operations, business, properties or assets of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, or (ii) the ability of the Company, on the one hand, or Parent, on the other hand, to timely consummate the transactions contemplated by this Agreement; provided, however, that a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in Applicable Law or in GAAP, Tax laws, regulatory accounting requirements or principles (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, are not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, are not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (D) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby, including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (E) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), and (F) actions taken or omitted to be taken with the prior written consent or at the direction of the other party hereto or as required by this Agreement, including reasonable expenses incurred in consummating the transactions contemplated hereby, or any action not taken as a result of the failure of the other party hereto to consent to such action requiring such party’s consent hereunder.

(cc)                            “NASDAQ” shall mean the NASDAQ Global Select Market.

(dd)                          “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

(ee)                            “Parent Closing Date Share Price” shall mean the average closing price of Parent Common Stock as reported on NASDAQ over the twenty (20) consecutive trading day period ending on the Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

(ff)                              “Parent’s Knowledge” or “knowledge of the Parent” or words of similar effect shall mean the actual knowledge of any of the individuals listed on Schedule 1.1(ee) of the Parent Disclosure Schedule or the knowledge that any such individual would ordinarily have after reasonable investigation based on his or her respective position at Parent.

(gg)                            “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(hh)                          “Permitted Lien” shall mean (i) Liens for current taxes and assessments not yet past due, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business, and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by the Company or its Subsidiaries of the property subject thereto.

(ii)                                  “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(jj)                                “Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular person, household device, or browser.

(kk)                          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena (other than third-party subpoenas) or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(ll)                                  “Registration Statement” shall mean the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to Section 2.8, including any amendments or supplements thereto.

(mm)                  “Regulatory Agency” shall mean the Federal Reserve, FDIC, NJ Department of Treasury, New Jersey Department of Banking and Insurance (the “NJDBI”) and any other regulatory agencies with supervisory authority over the Company or Parent or their Subsidiaries.

(nn)                          “Regulatory Approval” shall mean the (i) the filing of applications, filings and notices, as applicable, with NASDAQ by Parent, (ii) the filing with the SEC of the Registration Statement, which will include the Joint Proxy Statement/Prospectus, by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Certificate of Merger, (iv) approval of the Federal Reserve, the FDIC, the NJDBI and any other regulatory agency which is required to consummate the transactions contemplated hereby and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on NASDAQ.

(oo)                          “Related Party” shall mean: (i) any Person who serves as a director or executive officer of the Company or any of its Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than the Company or its Subsidiaries), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above.  For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children (including step-children); and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

(pp)                          “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the soil, surface water or groundwater.

(qq)                          “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.

(rr)                                “SEC” shall mean the United States Securities and Exchange Commission or any successor thereof.

(ss)                              “Securities Act” shall mean the Securities Act of 1933, as amended.

(tt)                                “Subsidiary” shall have the meaning ascribed to it in Rule 1-02 of SEC Regulation S-X.

(uu)                          “Superior Proposal” shall mean any bona fide written Acquisition Proposal (with its most recently amended or modified terms, if amended or modified) made by a third Person, which (i) would, if consummated, result in the acquisition of greater than fifty percent (50%) of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; and (ii) would result in a transaction that the Company’s Board of Directors determines in its good faith judgment, after consulting with its outside counsel and financial advisor (who shall be a nationally recognized investment banking firm), is (A) more favorable to the Company Shareholders than the transactions contemplated hereby, taking into account all factors relating to such proposed transaction deemed relevant by the Company’s Board of Directors, in accordance with Applicable Law, including, without limitation, the amount and form of consideration, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is reasonably likely to be completed on the terms proposed (as amended or modified, if applicable), in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(vv)                          “Tax” or “Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

(ww)                      “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto and including any amendment thereof.

(xx)                          “Treasury Regulations” means the final or temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(yy)                          “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2                               Other Defined Terms.  The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Adverse Recommendation Change	2.16(c)
Agreement	First Paragraph
Bank Merger	2.7
Bank Merger Agreement	2.7
Bank of New Jersey	2.7

Defined Term	Section Reference
Book Entry Shares	2.12(b)
Cash Consideration	2.8(a)(i)
Cash Conversion Number	2.10(a)
Cash Election	2.8(a)(i)
Cash Election Number	2.10(b)(i)
Cash Election Shares	2.8(a)(i)
Certificate	2.12(b)
Certificate of Merger	2.3
CIC Payment	5.8(d)
Closing	2.2
Closing Date	2.2
Closing Date Plan Year	5.8(e)
Company	First Paragraph
Company Common Stock	2.8(a)
Company Disclosure Schedule	Article III
Company Equity Awards	2.9(b)
Company Expense Reimbursement	7.2(d)
Company Financial Statements	3.9(a)
Company Recommendation	2.16(a)
Company Regulatory Agreement	3.5
Company Restricted Stock Award	2.9(b)
Company SEC Filings	3.11
Company Shareholders	Recitals
Company Shareholders’ Meeting	2.16(a)
ConnectOne Bank	2.7
Continuing Employee	5.8(a)
CRA	3.34
Disclosure Schedules	Article IV
DOL	3.23(a)
Effective Time	2.3
Election	2.11(a)
Election Deadline	2.11(d)
Election Period	2.11(c)
Exchange Agent	2.12(a)
Exchange Agent Agreement	2.12(a)

Defined Term	Section Reference
Exchange Fund	2.12(a)
Exchange Ratio	2.8(b)(i)
Excluded Shares	2.8(d)
Form of Election	2.11(b)
Holder	2.11
Immediate Family	1.1(oo)
Indemnitees	5.10(a)
Intellectual Property	3.20
Interim Balance Sheet	3.9(b)
Interim Balance Sheet Date	3.9(b)
Loans	3.16(a)
Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.8(b)(iii)
NJBCA	2.3
NJ Department of Treasury	2.3
Non-Election Shares	2.8(a)(iii)
Notice of Recommendation Change	2.16(c)(iii)
Option Cancellation Payment	2.9(a)
Option Equivalent Shares	2.9(a)
Parent	First Paragraph
Parent Common Stock	2.4
Parent Disclosure Schedule	Article IV
Parent Loan	4.18(a)
Parent Plan	5.8(e)
Parent Recommendation	2.17(a)
Parent SEC Filings	4.11
Parent Shareholders’ Meeting	2.17(a)
Parent Shareholders	Recitals
Patriot Act	3.15(a)
Per Share Cash Consideration	2.8(b)(iii)
Shares	3.6(a)
Shortfall Number	2.10(b)(ii)
Stock Consideration	2.8(a)(ii)
Stock Election	2.8(a)(ii)

Defined Term	Section Reference
Stock Election Shares	2.8(a)(ii)
Surviving Corporation	2.1
Systems	3.38
Termination Fee	7.2(b)
Voting Agreements	Recitals

1.3                               Other Definitional Provisions.

(a)                                 All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated therein or the context otherwise requires.

(b)                                 Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(d)                                 Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(e)                                  The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.

(f)                                   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include and mean any successor statute or regulation, or Governmental Authority, as the case may be.

(g)                                  Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.

(h)                                 When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

ARTICLE II
THE MERGER

2.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent.  Parent shall be the surviving corporation (hereinafter referred to for the period at and after the Effective Time as the “Surviving Corporation”).  The Surviving Corporation shall continue to exist as a corporation under the laws of New Jersey under the name “ConnectOne Bancorp, Inc.” Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

2.2                               Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, by electronic exchange of documents, or, if in person, at the offices of Squire Patton Boggs (US) LLP, 30 Rockefeller Plaza, New York, New York 10112, on a date to be specified by the parties, which date shall be the later of January 1, 2020 or five (5) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3                               Effective Time.  Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall cause the certificate of merger (the “Certificate of Merger”) in respect of the Merger to be delivered to the office of the New Jersey Department of the Treasury, Division of Revenue & Enterprise Services (the “NJ Department of Treasury”) for filing in the form required by the New Jersey Business Corporations Act, New Jersey Revised Statutes, Title 14A (“NJBCA”). The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”. The Effective Time shall be the date and time upon which the Certificate of Merger is filed with the NJ Department of Treasury, or such later date and time as may be agreed to by Parent and the Company and specified in the Certificate of Merger in accordance with the NJBCA. For the avoidance of doubt, the Certificate of Merger shall not be filed with the NJ Department of Treasury without the consent of each of Parent and the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

2.4                               Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the NJBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company shall vest in Surviving Corporation and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.  At and after the Effective Time, each share of common stock, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock of Parent and shall not be affected by the Merger.

2.5                               Certificate of Incorporation and Bylaws of Surviving Corporation.  The certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall become and remain the certificate of incorporation of Surviving Corporation until amended in accordance with Applicable Law.  The bylaws of Parent, as in effect immediately prior to the Effective Time, shall become and remain the bylaws of Surviving Corporation until amended in accordance with Applicable Law.

2.6                               Directors and Officers of the Surviving Corporation.  As of the Effective Time:

(a)                                 On or prior to the Effective Time, the Board of Directors of Parent shall, and shall cause the Board of Directors of ConnectOne Bank to, increase the number of directors that will comprise the full board of directors of both the Surviving Corporation and ConnectOne Bank by one (1) at the Effective Time and appoint one (1) then current director of the Company designated by the Company who is acceptable to the Board of the Directors of Parent to fill the vacancies resulting from such increases.

(b)                                 The executive officers of Surviving Corporation shall be the executive officers of Parent immediately prior to the Effective Time, each of whom shall serve until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Surviving Corporation.

2.7                               Bank Merger.  Concurrently with, or as soon as practicable following, the Effective Time, Bank of New Jersey, a New Jersey state chartered bank and a wholly-owned Subsidiary of the Company (“Bank of New Jersey”), will merge (the “Bank Merger”) with and into ConnectOne Bank, a New Jersey state chartered bank and a wholly-owned Subsidiary of Parent (“ConnectOne Bank”).  ConnectOne Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Bank of New Jersey shall cease.  The parties agree that the Bank Merger shall become effective concurrently with or at a time or as soon as practicable after the Effective Time as determined by the Board of Directors of the Surviving Corporation.  On the date of this Agreement, ConnectOne Bank and Bank of New Jersey entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”).  The Company shall cause Bank of New Jersey, and Parent shall cause ConnectOne Bank, to execute and to deliver such articles of merger, certificates of merger, articles of combination, resolutions, and such other documents and certificates as are necessary to cause the Bank Merger to become effective concurrently with the Effective Time or at a time determined by the Surviving Corporation pursuant to this Section 2.7.

2.8                               Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a)                                 Subject to Sections 2.10, 2.11 and 2.12(e), each share of the Company’s common stock, no par value (collectively, the “Company Common Stock”), except for Excluded Shares (as defined below), but including Company Common Stock underlying Company Restricted Stock Awards, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i)                                     For each share of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards) with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.10 or Section 2.11 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii)                                  For each share of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards) with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.10 or Section 2.11 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and

(iii)                               For each share of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards) other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.10 or Section 2.11 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.10.

(b)                                 For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     The “Exchange Ratio” means 0.780.

(ii)                                  The “Per Share Cash Consideration” means $16.25.

(iii)                               The “Merger Consideration” means the Cash Consideration and Stock Consideration described in Section 2.8(a), as applicable.

(c)                                  Cancellation of Shares.  Shares of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards), when converted in accordance with Section 2.8(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of Company Common Stock previously represented thereby (i) the consideration set forth in Section 2.8(a), (ii) any dividends or other distributions in accordance with Section 2.12(c), and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.12(e), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.12.

(d)                                 Treasury Stock; Excluded Shares.  All shares of Company Common Stock held by the Company as treasury shares or by Parent or by any wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent, the Company or any wholly-owned Subsidiary of Parent or the Company in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

2.9                               Treatment of Company Equity Awards.

(a)                                 At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, the Company, the holder of such Company Stock Option or any other person or entity, cancelled and converted into the right to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Per Share Cash Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be deducted or withheld in accordance with Section 2.12(i) (the “Option Cancellation Payment”).  As of the Effective Time, all Company Stock Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option Cancellation Payment; provided that, if the exercise price of any such Company Stock Option is equal or greater than the Per Share Cash Consideration, such Company Stock Option shall be cancelled without any payment being made in respect thereof. The Option Cancellation Payment shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.10.  As used in this Agreement, “Option Equivalent Shares” means the number of shares equal to (x) the aggregate amount of Option Cancellation Payments, divided by (y) the Per Share Cash Consideration.

(b)                                 Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.8 on the shares of Company Common Stock underlying such Company Restricted Stock Award based on the holder’s election in accordance with and subject to Sections 2.10 and 2.11 and treating the shares of Company Common Stock subject to such Company Restricted Stock Award in the same manner as all other shares of Company Common Stock for such purposes. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.

(c)                                  Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 2.9.

(d)                                 Each holder of a Company Equity Award converted into the right to receive the Stock Consideration that would have otherwise been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares to be delivered to such holder pursuant to Section 2.8 and this Section 2.9) shall receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Parent Common Stock (rounded to the nearest ten-thousandth when expressed in decimal form) multiplied by the Parent Closing Date Share Price.

(e)                                  At or prior to the Effective Time, the Company, the Board of Directors of the Company or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.9.

2.10                        Proration.

(a)                                 Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock (including Company Restricted Stock Awards) to be entitled to receive the Cash Consideration pursuant to Section 2.8(a) plus Option Equivalent Shares shall be equal to the product (rounded down to the nearest whole share) of (i) 0.2 and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the Option Equivalent Shares and Company Restricted Stock Awards, but excluding Excluded Shares) (the “Cash Conversion Number”). All other shares of Company Common Stock (including shares subject to Company Restricted Stock Awards, but excluding Excluded Shares) shall be converted into the right to receive the Stock Consideration.

(b)                                 Promptly after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock, Company Stock Options  and Company Restricted Stock Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)                                     If the aggregate number of shares of Company Common Stock (including for these purposes the shares subject to Company Restricted Stock Awards) with respect to which Cash Elections shall have been made and the Option Equivalent Shares (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number minus the number of Option Equivalent Shares and the denominator of which is the Cash Election Number minus the number of Option Equivalent Shares (with the Exchange Agent to determine, consistent with this Section 2.10, whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)                                  If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(1)                                 If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with this Section 2.10, whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(2)                                 If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with this Section 2.10, whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.11                        Election Procedures.  Each holder of record of shares of Company Common Stock and Company Restricted Stock Awards to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 2.8 and 2.10 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)                                 Each Holder may specify in a request made in accordance with the provisions of this Section 2.11 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder (or subject to Company Restricted Stock Awards) with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder (or subject to Company Restricted Stock Awards) with respect to which such Holder desires to make a Cash Election.

(b)                                 Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by

Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c)                                  Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of a date as near as practicable to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder or holder of Company Restricted Stock Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d)                                 Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(e)                                  Any Holder may, at any time during the Election Period, change or revoke its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock or any shares subject to Company Restricted Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock, or any shares subject to Company Restricted Stock, covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)                                   Any Holder may, at any time during the Election Period, revoke its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g)                                  Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of Parent Common Stock, either certificated or in book entry, into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration, Option Cancellation Payments and cash in lieu of fractional shares of Parent Common Stock.

2.12                        Exchange of Company Common Stock.

(a)                                 Exchange Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc. or such other agent as mutually agreed upon by the parties (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and the holders of Company Equity Awards and for exchange in accordance with this ARTICLE II through the Exchange Agent, sufficient cash and Parent Common Stock to make all deliveries of cash and Parent Common Stock as required by this ARTICLE II, pursuant to an exchange agent agreement among Parent and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to Parent and the Company.  Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.12(c) and to make payments in lieu of fractional shares pursuant to Section 2.12(e).  Any cash and Parent Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.12(c) and fractional shares in accordance with Section 2.12(e)) shall hereinafter be referred to as the “Exchange Fund”.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and Option Cancellation Payments contemplated to be paid for shares of Company Common Stock and Company Equity Awards, as applicable, pursuant to this Agreement out of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration or Option Cancellation Payments payable to the holders of shares of Company Common Stock or holders of Company Equity Awards and any shortfall as a result of losses shall be replenished promptly by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.  Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.  As promptly as practicable after the Effective Time and in no event more than ten (10) calendar days after the Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock that has been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to this Article II and that has not theretofore submitted its Certificates or Book Entry Shares with a Form of Election (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form as directed by Parent and reasonably acceptable to Company), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented thereby.  Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.8(a), (A) shares of Parent Common Stock representing, in the aggregate, the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Sections 2.8(a), 2.10 and 2.11 and/or (B) a check or wire of immediately available funds in the amount equal to the aggregate amount of cash that such holder has the right to receive in respect of (i) the Cash Consideration which such holder has the right to receive in respect of the surrendered Certificates or Book Entry Shares in accordance with, and subject to, Sections 2.8(a), 2.10 and 2.111, and (ii) dividends and other distributions pursuant to Section 2.12(c) and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.12(e).  No interest shall be paid or accrued on any Merger Consideration.  The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver certificated or book entry shares of Parent Common Stock and/or the Cash Consideration (or any cash in lieu of fractional shares) to which a holder of Parent Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates or Book Entry Shares representing the shares of Company Common Stock for exchange as provided in this Section 2.12, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c)                                  Distributions with Respect to Unexchanged Company Common Stock.  No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until the holder thereof shall surrender such Certificates or Book Entry Shares in accordance with this Article II. After the surrender of a Certificate or Book Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Certificate or Book Entry Share have been converted into the right to receive.

(d)                                 Further Rights in Company Common Stock.  The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.12(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e)                                  Fractional Shares.  No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Parent Closing Date Share Price and (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.8 hereof.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock after one (1) year  following the  Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of Company Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock.  Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g)                                  No Liability.  None of Parent, Surviving Corporation or Company shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to Parent and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares payable in respect of the shares of Company Common Stock represented by such Certificate.

(i)                                     Withholding.  Each of Parent, Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the applicable Merger Consideration, Option Cancellation Payments, any cash in lieu of fractional shares of Company Common Stock, any cash dividends or distributions payable pursuant to this Section 2.12 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as Parent, Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(j)                                    Book Entry.  All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Parent may issue any of such shares in physical form at its sole discretion.

2.13                        Certain Adjustments.  If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Merger Consideration and Option Cancellation Payments will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.14                        Transfer Books; No Further Ownership Rights in Company Common Stock.  After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company, except for the cancellation of such shares in connection with the Merger.  From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, bona fide Certificates are presented to Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE II.

2.15                        Joint Proxy and Registration Statement.  As promptly as reasonably practicable following the date of this Agreement (and in any event no later than 45 days following the date of this Agreement), Parent and the Company shall prepare the Registration Statement on Form S-4 or other applicable form, which Parent shall file with the SEC and will include the Joint Proxy Statement/Prospectus.  Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby.  Each of the Company and Parent will cause the Joint Proxy Statement/Prospectus to be filed with the SEC and mailed to its respective shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act.  Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.  Parent will advise the Company promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and each of Parent and the Company will promptly provide the other with copies of any written communication from the SEC or any state securities commission.  If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to Company Shareholders and Parent Shareholders.

2.16                        Company Shareholders’ Meetings.

(a)                                 The Company shall take all action necessary in accordance with Applicable Laws and the Company’s Charter Documents then in effect to duly give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act (provided, that in any event, unless otherwise agreed by Parent or as set forth in Section 2.16(b) below, the Company Shareholders’ Meeting shall be called and set for a date that is no later than sixty (60) days after the Registration Statement is declared effective under the Securities Act), for the purposes of obtaining the approval of Company Shareholders to adopt this Agreement.  The Board of Directors of the Company has resolved to recommend to Company Shareholders that they approve this Agreement and the Company shall, acting through its Board of Directors, (x) recommend that Company Shareholders approve this Agreement (the “Company Recommendation”), (y) include the Company Recommendation in the Joint Proxy Statement/Prospectus and (z) use reasonable best efforts to solicit from Company Shareholders proxies in favor of the approval of this Agreement, including by communicating to Company Shareholders the recommendation of the Board of Directors of the Company that they approve this Agreement, in each case except to the extent the Company’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement.  If requested by Parent, the Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from Company Shareholders relating to the Company Shareholders’ Meeting.

(b)                                 The Company shall adjourn or postpone the Company Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure documentation that the Company’s Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the necessary vote of the Company Shareholders to approve this Agreement, and except to the extent the Company’s Board of Directors has effected an Adverse Recommendation Change (as defined below) subject to the terms and conditions of this Agreement, the Company shall continue to use all reasonable best efforts, together with their respective proxy solicitors, if any, to assist in the solicitation of proxies from Company Shareholders relating to the adoption of this Agreement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Shareholders’ Meeting shall be convened, and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting for the purpose of obtaining the necessary approval of Company Shareholders to adopt this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(c)                                  Neither the Company’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 2.16(c), (x) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent, or fail to make, the Company Recommendation or (y) approve or recommend to the Company Shareholders, or publicly propose to approve or recommend to the Company Shareholders, any Acquisition Proposal (each, an “Adverse Recommendation Change”).  Notwithstanding the foregoing or any other provision of this Agreement, the Company’s Board of Directors may submit this Agreement to the Company Shareholders without recommendation, or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended and, in any event, this Agreement, unless terminated in accordance with its terms, shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation or change in its recommendation to the Company Shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law, if and only if:

(i)                                     the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a breach of Section 5.9) that constitutes, or is reasonably likely to result in, a Superior Proposal and that has not been withdrawn;

(ii)                                  the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that recommending or continuing to recommend this Agreement would be reasonably likely to result in a violation of its fiduciary duties to the Company and its Shareholders under Applicable Law;

(iii)                               the Company’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Acquisition Proposal and its intent to withdraw the Company Recommendation or make an Adverse Recommendation Change at the close of business on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Acquisition Proposal (and include a copy thereof with all accompanying documentation) and identify the Person or Persons (and, if any entity, the ultimate parent company of such Person or Persons) making such Acquisition Proposal (it being understood that any amendment (and each successive amendment) to any financial or other material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that the five Business Day period referenced in clauses (iii), (iv) and (v) of this Section 2.16(c) shall be three (3) Business Days);

(iv)                              after providing such Notice of Recommendation Change, the Company shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five (5)-Business Day (or three (3)-Business Day) period(s) to make such changes in the terms and conditions of this Agreement as would enable the Company’s Board of Directors to proceed without an Adverse Recommendation Change; provided, however, that Parent shall not be required to propose any such changes; and

(v)                                 the Company’s Board of Directors, following the final such five (5)-Business Day (or three (3)-Business Day) period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed revisions were given effect and that failure to withdraw or otherwise not make the Company Recommendation would be reasonably likely to violate their fiduciary duties to the Company and the Company Shareholders under Applicable Law.

2.17                        Parent Shareholders’ Meeting.

(a)                                 Parent shall take all action necessary in accordance with Applicable Laws and Parent’s Charter Documents then in effect to duly give notice of, convene and hold a meeting of the Parent Shareholders (the “Parent Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act (provided, that in any event, unless otherwise agreed by the Company, the Parent Shareholders’ Meeting shall be called and set for a date that is no later than sixty (60) days after the Registration Statement is declared effective under the Securities Act), for the purposes of obtaining the approval of Parent Shareholders to adopt this Agreement and any other matters required to be approved by Parent Shareholders in order to carry out the intentions of this Agreement.  The Board of Directors of Parent has resolved to recommend to Parent Shareholders that they approve this Agreement and Parent shall, acting through its Board of Directors, (x) recommend that Parent Shareholders approve this Agreement (the “Parent Recommendation”), (y) include the Parent Recommendation in the Joint Proxy Statement/Prospectus and (z) use reasonable best efforts to solicit from Parent Shareholders proxies in favor of the approval of this Agreement, including by communicating to Parent Shareholders the recommendation of the Board of Directors of Parent that they approve this Agreement. If requested by the Company, Parent shall engage a proxy solicitor reasonably acceptable to the Company to assist in the solicitation of proxies from Parent Shareholders relating to the Parent Shareholders’ Meeting.

(b)                                 Parent shall adjourn or postpone the Parent Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure documentation that the Parent’s Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the necessary vote of the Parent Shareholders to approve this Agreement. Unless this Agreement has been terminated in accordance with its terms, the Parent Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the Parent Shareholders at the Parent Shareholders’ Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Parent of such obligation.

2.18                        Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to Parent:

(a)                                 a certificate of the Secretary of the Company and Bank of New Jersey, dated as of the Closing Date, certifying to: (i) the Charter Documents of the Company and Bank of New Jersey; (ii) resolutions of the Board of Directors of the Company and Bank of New Jersey approving the Merger and the Bank Merger, as well as the execution, delivery and performance of this Agreement and the Bank Merger Agreement; (iii) incumbency and signatures of the officers of the Company and Bank of New Jersey executing this Agreement and the Bank Merger Agreement and any other certificate or document delivered by the Company or the Bank of New Jersey in connection with this Agreement or the Bank Merger Agreement and (iv) action by Company Shareholders holding the requisite voting power under its Charter Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;

(b)                                 a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(c)                                  a certificate that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), duly executed by an authorized officer of the Company,

confirming that the Company is not and has never been a United States real property holding corporation; and

(d)                                 such other documents as Parent reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

2.19                        Closing Deliveries by Parent.  At the Closing, Parent shall deliver or cause to be delivered to the Company:

(a)                                 a certificate of the Secretary of Parent and ConnectOne Bank, dated as of the Closing Date, certifying to the: (i) resolutions of the Board of Directors of Parent approving the Merger and the Bank Merger and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, (ii) resolutions of the Board of Directors of ConnectOne Bank approving the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement; (iii) incumbency and signatures of the officers of Parent executing this Agreement, the Bank Merger Agreement, any other certificate or document delivered by Parent in connection with this Agreement or the Bank Merger Agreement and (iv) action by Parent Shareholders holding the requisite voting power under its Charter Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;

(b)                                 a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(c)                                  evidence reasonably satisfactory to the Company of the delivery of the Merger Consideration to the Exchange Agent; and

(d)                                 such other documents as the Company reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a)  The Company hereby makes the following representations and warranties to Parent, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by the Company simultaneously with the execution and delivery of this Agreement to Parent (the “Company Disclosure Schedule”).  Such Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III only to the extent it is reasonably apparent (notwithstanding the absence of specific cross references) from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(b)  Except as disclosed in the Company Disclosure Schedule or in any Company SEC Filings filed by the Company after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:

3.1                               Organization.

(a)                                 The Company is a corporation duly organized and validly existing under the laws of the State of New Jersey and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  True and complete copies of the Company’s Charter Documents, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

3.2                               Authority; Binding Nature.

(a)                                 The Company and Bank of New Jersey have all requisite power and authority to enter into this Agreement and the Bank Merger Agreement, respectively, to perform their respective obligations hereunder and under the Bank Merger Agreement and to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, subject to the third party consents and Regulatory Approval specifically contemplated herein.  The execution, delivery and performance by the Company and Bank of New Jersey of this Agreement and the Bank Merger Agreement, respectively, and the consummation by the Company and Bank of New Jersey of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the Board of Directors of the Company and Bank of New Jersey, both of which have determined that this Agreement and the Bank Merger Agreement are fair and in the best interests of the Company, Bank of New Jersey and their respective shareholders.  Subject to the Company’s Shareholders’ approval as contemplated by Section 6.2(c), and the adoption and approval of the Bank Merger Agreement by the Company as Bank of New Jersey’s sole shareholder, no other corporate proceedings on the part of the Company and Bank of New Jersey are necessary to authorize this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes (assuming due authorization, execution and delivery by Parent) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Company, as the sole shareholder of Bank of New Jersey, has approved, or shall promptly hereafter approve, the Bank Merger Agreement, and the Bank Merger Agreement has been, or promptly hereafter shall be, duly executed by Bank of New Jersey.

(b)                                 The Company and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of New Jersey to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement.  The Company and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.3                               No Conflicts.  The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, including the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of the Company or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to the Company or any of its Subsidiaries or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of (y), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.4                               Consents and Approvals.  Other than (i) the Regulatory Approvals, (ii) the approval by Company Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) and such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 3.4 of the Company Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of the Company or its Subsidiaries is required in connection with the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, including each of the Merger and the Bank Merger.  The Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the authorizations, consents or approvals provided for in subsections (i), (ii) or (iii) of this paragraph.

3.5                               Regulatory Matters.  The Company and each of its Subsidiaries has timely filed (or furnished) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since September 1, 2017 with

(i) the FDIC; (ii) the Federal Reserve; (iii) the NJDBI and any predecessor agency, (iv) any other applicable bank regulatory agencies and (iv) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto.  Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since September 1, 2017, has been ordered to pay any civil money penalty by, or since September 1, 2017, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since September 1, 2017 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.  There is no material unresolved written violation, comment or exception by any Regulatory Agency or other Governmental Authority relating to the Company or any of its Subsidiaries.  No Regulatory Agency or other Governmental Authority has initiated or currently has pending any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company or any of its Subsidiaries since September 1, 2017, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since September 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

3.6                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 20,000,000 common shares, no par value, and as of August 14, 2019 there are 7,293,697 shares issued and outstanding (including 16,275 shares issued in respect of Company Restricted Stock Awards) and of which no shares are held in treasury. The Company has no authorized, issued or outstanding preferred shares.  The Company’s common shares (the “Shares”), as described above, constitute all of the issued and outstanding capital stock of the Company as of the date of this Agreement.  The Shares have been duly authorized, validly issued and are fully paid and nonassessable.  None of the Shares have been issued or disposed of in violation of any preemptive rights of any Person.  As of the date of this Agreement, 92,485 Shares were reserved for issuance upon the exercise of outstanding Company Stock Options and 103,173 Shares were available for future grants of equity awards under Company Stock Plans.  The Company has furnished to Parent a true, complete copy of any Company Stock Plan, and Schedule 3.6(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all participants in any such Company Stock Plan as of the date hereof and identifies the number of Shares subject to Company Stock Plans held by each participant therein, the exercise price or prices of any Company Equity Award, if applicable, and the dates each Company Equity Award was granted, becomes exercisable

(if applicable) and expires (if applicable).  As of the date of this Agreement, no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries are issued or outstanding.  The Company has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.  All outstanding shares or ownership interests of Bank of New Jersey are validly issued, fully paid and nonassessable and directly and wholly owned by the Company free and clear of any Liens other than Permitted Liens.

(b)                                 Except as disclosed in Schedule 3.6(b) of the Company Disclosure Schedule, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating the Company or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of the Company, or any securities exchangeable for or convertible into the capital stock of the Company, (ii) contractual obligations of the Company or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries, or (iii) proxies, voting agreements (except for the Voting Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the Shares.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by the Company and are outstanding.

(c)                                  No Subsidiary of the Company owns any capital stock of the Company.

3.7                               Deposits.  The deposit accounts of Bank of New Jersey are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.

3.8                               Subsidiaries.

(a)                                 Schedule 3.8(a) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company.  Each Subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary of the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions imposed by Applicable Law and except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

(b)                                 Other than as set forth on Schedule 3.8(b) of the Company Disclosure Schedule, (i) there are no corporations, partnerships, limited liability companies, associations or other entities in which the Company directly or indirectly owns any equity or other interest, and (ii) all outstanding shares or ownership interests of the Company’s Subsidiaries are validly issued, fully paid and nonassessable and solely owned by the Company free and clear of any Liens other than Permitted Liens.

(c)                                  Other than as contemplated by this Agreement, and except as set forth in Schedule 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent.

3.9                               Financial Information.

(a)                                 The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Filings, including the related notes, where applicable (the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been since January 1, 2016 and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Tilly Virchow Krause, LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet (the “Interim Balance Sheet”) of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (the “Interim Balance Sheet Date”) (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions  contemplated hereby.

(c)                                  The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company and its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information and (B) to the Company’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Company’s Knowledge, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Company’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the Company’s Knowledge, to any director or officer of the Company.

3.10                        Ordinary Course; Lack of Material Adverse Change.  Since December 31, 2018 through the date of this Agreement, (a) except as reflected in the Company SEC Filings or as specifically provided by this Agreement, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in the Company or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on the Company.

3.11                        SEC Filings.  Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “Company SEC Filings”).  Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.12                        Taxes.

(a)                                 (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or its Subsidiaries have been or will be timely filed (taking into account all applicable extensions) on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing before the Closing Date by the Company or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by the Company to Parent and adequately reserved for in the Financial Statements.  Except as set forth in Schedule 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 To the Company’s Knowledge, no authority is contemplating assessing any additional Taxes for any periods for which a Tax Return has been filed.  No federal, state, local or non-U.S.  Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries.  Neither the Company nor its Subsidiaries has received in writing from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries.  Schedule 3.12(b) of the Company

Disclosure Schedule lists all material Tax Returns filed by the Company and its Subsidiaries for taxable periods ended on or after December 31, 2015, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Parent has received correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by the Company for taxable periods ended on or after December 31, 2015, and has received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company with respect to those taxable periods.

(c)                                  There are no Liens on the Company’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings.

(d)                                 Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)                                  The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)                                   Except as listed on Schedule 3.12(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is (or has been) a party to any Tax allocation or sharing agreement (other than any commercial agreements the primary purpose of which does not relate to Taxes) or (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form.  Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise.  Any Tax allocation or sharing agreement that is listed on Schedule 3.12(f) of the Company Disclosure Schedule will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year).  As of the Closing Date, the Company and its Subsidiaries shall have no further liability or claim under such Tax allocation or sharing agreements.

(g)                                  Except as listed on Schedule 3.12(g) of the Company Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary of the Company is a party and that are required to be treated as a partnership for federal income Tax purposes.

(h)                                 Neither the Company nor any Subsidiary of the Company has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor, to the Company’s Knowledge, has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i)                                     No written claim has been made in the last five (5) years by a taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j)                                    Neither the Company nor any Subsidiary of the Company has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)                                 The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)                                     Neither the Company nor any Subsidiary of the Company participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m)                             Neither the Company nor any Subsidiary of the Company has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company and each Subsidiary of the Company have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n)                                 No gain recognition agreements have been entered into by either the Company or any Subsidiary of the Company, and, except as listed on Schedule 3.12(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other taxing authority).

(o)                                 Neither the Company nor any Subsidiary of the Company is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” nor has the Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.

(p)                                 The Company and each Subsidiary of the Company are in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q)                                 Except as listed on Schedule 3.12(q) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(r)                                    Neither the Company nor any Subsidiary of the Company has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Merger, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(s)                                   All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) the Company or any Subsidiary of the Company and (ii) any other Person that is controlled directly or indirectly by the Company (within the meaning of Section 482 of the Code) were effected on arm’s-length terms and for fair market value consideration.

(t)                                    The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Subsidiary of the Company in filing its Tax Returns.  Since the date of the Interim Balance Sheet, neither the Company nor any Subsidiary of the Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(u)                                 The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(v)                                 The Company has provided or made available to the Parent all of the Company’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including but not limited to all Tax opinions relating to and in the audit files of the Company or its Subsidiaries.

3.13                        Real Property. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, the Company or one of its Subsidiaries (a) has good and marketable title to all the real property reflected in the latest balance sheet included in the Company SEC Filings as being owned by the Company or one of its Subsidiaries or acquired after the date thereof free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in the Company SEC Filings or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.  There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against any of the real property owned or leased by the Company. The Company has previously made available to Parent a complete list of all real property owned or leased by the Company as of the date of this Agreement.

3.14                        Litigation; Orders.

(a)                                 Except as set forth on Schedule 3.14 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, there is no Proceeding pending or, to the Company’s Knowledge, threatened either (i) against the Company or any of its Subsidiaries or any of their current or former directors or executive officers, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)                                 There is no Order outstanding against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.15                        Compliance.

(a)                                 The Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the USA PATRIOT Act (the “Patriot Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)                                 The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 have held, all franchises Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such franchise or Permit (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  To the Knowledge of the Company, no suspension or cancellation of any such necessary franchise or Permit is threatened.

(c)                                  Neither the Company nor any of its Subsidiaries is in default under or in violation of any term or provision of a (i) Material Contract or (ii) any material Permit which it holds.

3.16                        Loans.

(a)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Company and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by the Company or one of its Subsidiaries in accordance with customary Board of Directors-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Company or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to the Company’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.  For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)                                 The Company and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Interim Balance Sheet Date (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder.  Schedule 3.16(b) of the Company Disclosure Schedule sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by the Company or its Subsidiaries as of the Interim Balance Sheet Date, including the book value thereof.  True, correct and complete copies of the currently effective lending policies and practices of the Company and each of its Subsidiaries have been made available to Parent.

(c)                                  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Company’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program.

(d)                                 Except as set forth on Schedule 3.16(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of the Company or its Subsidiaries, as applicable.

(e)                                  Schedule 3.16(e) of the Company Disclosure Schedule sets forth a list of all Loans by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries.  There are no Loans to any employee, senior executive officer, director or other Affiliate of the Company on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement.  All such Loans are and were made in compliance in all material respects with all Applicable Laws, including Regulation O and Regulation W of the Federal Reserve Board.  Each Loan disclosed on Schedule 3.16(e) of the Company Disclosure Schedule has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.17                        Allowance for Loan Losses.  The allowances for loan and lease losses contained in the Company Financial Statements were and will be established in accordance with the customary practices and experiences of the Company and its Subsidiaries and were and will be in accordance with the requirements of GAAP.

3.18                        Investment Portfolio.  All investment securities held by the Company or its Subsidiaries, as reflected in the Company Financial Statements, are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the Regulatory Agencies.  The Company and its Subsidiaries each have good title in all material respects to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements included in the Company SEC Filings or to the extent any such securities are pledged in the ordinary course of business to secure obligations of the Company and its Subsidiaries.

3.19                        Interest Rate Risk Management Instruments.  Neither the Company nor its Subsidiaries are a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. Neither the Company nor its Subsidiaries own securities that (a) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those derivatives transactions and other instruments legally purchased or entered into in the ordinary course of business, consistent with regulatory requirements and listed (as of the date hereof) on Schedule 3.19 of the Company Disclosure Schedule.

3.20                        Intellectual Property.  The Company or its Subsidiaries own or have a valid license to use all Intellectual Property necessary for the conduct of its businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Intellectual Property owned or purported to be owned by the Company is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, (ii) to the Company’s Knowledge, the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, (iii) neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material Intellectual Property right of the Company or its Subsidiaries, (iv) to the Company’s Knowledge, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries and (v) none of the Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder, in violation of any material Intellectual Property licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or software, and neither the Company nor any of its Subsidiaries has received notice challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any third-party Intellectual Property rights. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.21                        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed against the Company or any of its Subsidiaries, no penalty has been assessed against the Company or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) the Company and each of its Subsidiaries are, and at all times since January 1, 2016 have been, in compliance with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither the Company nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither the Company nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.

3.22                        Material Contracts

(a)                                 Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by Company and its Subsidiaries or derivatives, which creates future payment obligations in excess of $1,000,000 and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less or (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.22 (excluding any Company Employee Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Material Contract,” and to the Knowledge of the Company, neither Company nor any of its Subsidiaries has received written notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) to the Company’s Knowledge each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract.

3.23                        Employee Benefit Matters.

(a)                                 Schedule 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan.  Only employees and former employees of the Company and its Subsidiaries (and their eligible dependents) participate in the Employee Benefit Plans.  The Company has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.

(b)                                 With respect to each Employee Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Employee Benefit Plan and, in the case of any Employee Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) reporting years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) current ERISA bonds; and (vi) all material correspondence to and from the IRS, DOL, or any other Governmental Authority within the past three (3) calendar years relating to any Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c)                                  Except as set forth in Schedule 3.23(c) of the Company Disclosure Schedule, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to the Company’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such Employee Benefit Plan or any Contract relating thereto as of the Closing Date have been made within the time periods prescribed by the Employee Benefit Plan, ERISA and the Code; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code and (vi) the Company and its

Subsidiaries have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.

(d)                                 With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor, to the Company’s Knowledge, has revocation been threatened.

(e)                                  Neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(f)                                   Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in accordance with Section 409A of the Code and applicable guidance thereunder. To the Company’s Knowledge, no payment to be made under any Employee Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.  Except as set forth in Schedule 3.23(f) of the Company Disclosure Schedule, neither the Company nor any Affiliate has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.

(g)                                  No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(h)                                 Except as set forth in Schedule 3.23(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event:  (i) result in any payment (including, without limitation, any separation, severance, termination, retention, or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of the Company or any Subsidiary of the Company; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) limit the Company’s right to amend, modify or terminate, any Employee Benefit Plan.

(i)                                     Except as set forth in Schedule 3.23(i) of the Company Disclosure Schedule, none of the Company, any Subsidiary of the Company or any Employee Benefit Plan provides (or is obligated to provide) post-employment health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or other Applicable Laws.

(j)                                    No Employee Benefit Plan is, and neither the Company nor any Affiliate thereof maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code.  No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan.  Except as set forth in Schedule 3.23(j) of the Company Disclosure Schedule, none of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40).  Except as set forth in Schedule 3.23(j) of the Company Disclosure Schedule, no Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither the Company nor any Affiliate thereof has ever contributed to or had an obligation to contribute to any such plan.

(k)                                 No participants in any Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(l)                                     Except as set forth in Schedule 3.23(l) of the Company Disclosure Schedule, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of the Company or any Affiliate thereof (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(m)                             Except as set forth in Schedule 3.23(m) of the Company Disclosure Schedule, no reportable event within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Benefit Plan, and neither the Company nor any Affiliate thereof has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(n)                                 No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.

(o)                                 Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

3.24                        Labor Relations (Employment Matters).

(a)                                 There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Subsidiaries.  Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreements or similar labor agreements.  The Company and its Subsidiaries are, and have at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law.

There is no charge or complaint of employment discrimination or harassment or other violation of Applicable Law or contract that has been filed against or submitted to the Company or its Representatives by or on behalf of employees or independent contractors of the Company that is currently pending or, to the Company’s Knowledge, threatened. The Company and its Subsidiaries have submitted all candidates for employment to the Hire Right program to confirm eligibility for employment in the United States where required by Applicable Law, and have not knowingly hired any individual whose work authorization in the United States was not confirmed by the Hire Right submission process.  The Company and its Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to the Company or its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(b)                                 Since December 31, 2018, neither the Company nor any of its Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or its Subsidiaries.

(c)                                  Except as set forth on Schedule 3.24(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any Contract with respect to the employment or retention of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d)                                 Schedule 3.24(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and its Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, their name, job title, current salary or wage, total compensation for 2018, overtime exemption status, active or inactive status, location and date of hire).  No individuals other than those set forth on Schedule 3.24(d) of the Company Disclosure Schedule are deemed employees of the Company or its Subsidiaries. Schedule 3.24(d) of the Company Disclosure Schedule also sets forth the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor, and in exchange for such services has received in excess of $25,000 from the Company or any of its Subsidiaries during the twelve months ended July 31, 2019.

(e)                                  None of the Company and its Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business.

(f)                                   Except as set forth on Schedule 3.24(f) of the Company Disclosure Schedule, there are no non-solicitation, non-competition, or non-interference agreements between the Company or its Subsidiaries, on the one hand, and any current or former employee of the Company or its Subsidiaries, on the other hand.

(g)                                  Except as set forth on Schedule 3.24(g) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no non-solicitation, non-competition, or non-interference agreements between any current employees of the Company or its Subsidiaries and any third party.

3.25                        Related Party Transactions.  Except as set forth on Schedule 3.25 of the Company Disclosure Schedule and in the Company SEC Filings, other than normal reimbursements for business expenses or depository relationships made in the ordinary course of business, neither the Company nor its Subsidiaries is a party to any Contract with any Related Party  or with any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock or in which (to Company’s Knowledge) any Related Party or such 5% holder has a material interest.

3.26                        Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries are insured by reputable insurers against such risks and in such amounts as management of the Company reasonably has determined to be prudent in accordance with industry practice.  The Company maintains directors’ and officers’ liability insurance and fiduciary liability insurance.  Neither the Company nor its Subsidiaries have been refused any insurance coverage sought or applied for and do not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.  All insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, the Company and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion.  There is no claim pending under any such policies with a respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.27                        Brokers.  With the exception of the engagement of Sandler O’Neill & Partners, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.  The Company has provided to Parent as of the date of this Agreement the agreement in connection with the engagement of Sandler O’Neill & Partners, L.P. related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger.

3.28                        Sufficiency of Assets.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own or have the right to use, and after the consummation of the transactions contemplated hereby, the Surviving Corporation will continue to own or have the right to use, all of the tangible assets, liabilities, rights and properties necessary to conduct the business of the Company, in all material respects in the same manner and on the same terms as currently conducted.

3.29                        Unlawful Payments.  None of the Company, any Subsidiary of the Company, or to the Company’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of or on behalf of the Company or a Subsidiary of the Company, in the course of its actions for, or on behalf of, the Company or its Subsidiaries has: (a) used any corporate funds for unlawful contributions or gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

3.30                        Reorganization.  Neither the Company nor any of its Subsidiaries have taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.31                        Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the Joint Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, (b) the Registration Statement or any amendment thereto, or (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement.

3.32                        Fairness Opinion.  The Board of Directors of the Company has received the opinion of Sandler O’Neill & Partners, L.P., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company Shareholders.

3.33                        Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or Bank of New Jersey pursuant to 12 C.F.R. Part 364.  The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  The Board of Directors of the Company (or, where appropriate, the Board of Directors of any of the Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.34                        CRA Compliance.  Bank of New Jersey is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better.  To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Bank of New Jersey to receive any notice of non-compliance with such provisions of the CRA or cause Bank of New Jersey’s CRA rating to decrease below the “satisfactory” level.

3.35                        Company Information.  True and complete copies of all documents listed in the Company Disclosure Schedule have been made available or provided to Parent.  Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in the Company’s corporate minute books, the corporate minute books, and other financial and corporate records of the Company are complete and correct in all material respects.

3.36                        No Dissenter’s Rights. Shareholders of the Company are not entitled to any dissenters’ rights under the NJBCA or other Applicable Law.

3.37                        Services Not Provided. Neither the Company nor any of its Subsidiaries provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) or is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.  Neither the Company nor any of its Subsidiaries is a broker-dealer required to be registered under the Exchange Act with the SEC, and neither the Company nor any of its Subsidiaries conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Neither the Company nor its Subsidiaries have trust powers, and none of the Company nor its Subsidiaries provide fiduciary services.

3.38                        Cybersecurity. To the Knowledge of the Company, since January 1, 2017, no third party has gained unauthorized access to any hardware, software, databases or embedded control systems (“Systems”) or information technology assets owned or controlled by the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and information technology assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. The Company and each of its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.

3.39                        Data Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2017, the Company and its Subsidiaries (i) have been in compliance in all material respects with their publicly available privacy policies, and (ii) have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Data.  Except as set forth on Schedule 3.39 of the Company Disclosure Schedule, to the Company’s Knowledge, since January 1, 2017, no Person has gained unauthorized access to or misused any Personal Data in the possession or control of the Company and its Subsidiaries in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect on the Company.  Since January 1, 2017, no Person has been awarded compensation from any of the Company or any of its Subsidiaries as a result of violation of any Data Privacy Laws, no claim for such compensation is outstanding and, to the Knowledge of the Company, no circumstances exist which might lead to any claim for compensation being made.

3.40                        No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, none of the Company or any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

(a)  Parent hereby makes the following representations and warranties to the Company, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by Parent simultaneously with the execution and delivery of this Agreement to the Company (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”).  Such Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE IV, and the disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(b) Except as disclosed in the Parent Disclosure Schedule or in any Parent SEC Filings filed by Parent after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1                               Organization.

(a)                                 Parent is a corporation (i) duly organized, validly existing and in good standing under the Laws of New Jersey (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted.  Parent is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

(b)                                 ConnectOne Bank is a state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of New Jersey with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted.  ConnectOne Bank is duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of ConnectOne Bank to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.2                               Authority; Binding Nature.  Parent has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby, subject to third party consents and Regulatory Approval specifically contemplated herein. Subject to the Parent Shareholders’ approval as contemplated by Section 6.3(f), and the adoption and approval of the Bank Merger Agreement by Parent as ConnectOne Bank’s sole shareholder, the execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and constitutes (in each case assuming due authorization, execution and delivery by the Company) the legal, valid and binding obligations of Parent enforceable against Parent in accordance with its terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3                               No Conflicts.  The execution, delivery and performance of this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of Parent or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Parent or any of its Subsidiaries or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of (y), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.4                               Consents and Approvals.  Other than (i) the Regulatory Approvals, (ii) the approval by Parent Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 4.4 of the Parent Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filing with or notifications with, or notifications to, any Person or any Governmental Authority on the part of Parent or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by Parent, except for such consents, approvals, authorizations or other actions, or filings or notifications, the failure of which to be obtained would not have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.5                               Regulatory Matters.  Parent and each of its Subsidiaries have timely filed (or furnished) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 1, 2017 with any Regulatory Agency, and have paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby.  Since September 1, 2017, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law.  No Regulatory Agency or other Governmental Authority has initiated or has currently pending any formal enforcement action regarding the business, disclosures or operations of Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby.   There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries except where such adverse determination would not reasonably be expected to have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.  Parent is not aware of any reason why it would not receive all required Regulatory Approvals on a timely basis and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

4.6                               Deposits.  The deposit accounts of ConnectOne Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.

4.7                               Litigation; Orders.

(a)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, there is no Proceeding pending or, to the Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)                                 There is no Order outstanding against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.8                               Compliance.

(a)                                 Parent and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)                                 Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016 have held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, Permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c)                                  None of Parent or any of its Subsidiaries is in default under or in violation of any term or provision of (i) any material contract (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which it is a party or (iii) any material Permit which it holds.

4.9                               Brokers.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

4.10                        Capitalization.  The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, without par value, 35,352,866 of which are issued and outstanding and 2,303,940 of which are held in treasury, each as of August 14, 2019, and (ii) 5,000,000 preferred shares, without par value, none of which are issued and outstanding, and none of which are held in treasury.  The above shares constitute all of the issued and outstanding Parent Common Stock.  These shares have been duly authorized, validly issued and are fully paid and nonassessable.  None of such shares have been issued or disposed of in violation of any preemptive rights of any Person.  The Parent Common Stock to be issued in exchange for Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement (including receipt of approval by Parent Shareholders of the Merger and the execution, delivery and performance of this Agreement), will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.  As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement.

4.11                        SEC Filings.  Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “Parent SEC Filings”).  Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12                        Financial Statements.

(a)                                 The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Filings, including the related notes, where applicable (the “Parent Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv)

have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Subsidiaries have been since January 1, 2016 and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to material adversely affect Parent’s ability to record, process, summarize and report financial information and (B) to Parent’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To Parent’s Knowledge, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to Parent’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to Parent’s Knowledge, to any director or officer of Parent.

4.13                        Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Joint Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of Company Shareholders’ Meeting, (b) the Registration Statement, when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement.  The Joint Proxy Statement/Prospectus and Registration Statement will, when filed by Parent in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.14                        Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent and ConnectOne Bank pursuant to 12 C.F.R. Part 364.  The Parent is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  Each of the

Board of Directors of Parent and ConnectOne Bank (or, where appropriate, the Board of Directors of any of their Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.15                        CRA Compliance.  ConnectOne Bank is “well capitalized” (as that term is defined at 12 C.F.R. 6.4) and its most recent examination rating under the CRA was “satisfactory” or better.  To Parent’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause ConnectOne Bank to receive any notice of non-compliance with such provisions of the CRA or cause ConnectOne Bank’s CRA rating to decrease below the “satisfactory” level.

4.16                        Tax Representations.  As of the date of this Agreement it is the present intention, and as of the date of the Effective Time it will be the present intention, of Parent to continue, either through Parent or through a member of Parent’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)), at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).  As of the date of this Agreement and the date of the Effective Time, neither Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Parent Common Stock issued to the Company Shareholders in connection with the Merger. As of the date of this Agreement and the date of the Effective Time, Parent does own and will own all of the outstanding stock or other equity interests in ConnectOne Bank.  As of the date of this Agreement and as of the date of the Effective Time, Parent does not have or will not have any plan or intention to sell, transfer or otherwise dispose of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

4.17                        Ordinary Course; Lack of Material Adverse Change.  Since December 31, 2018 through the date of this Agreement, except as reflected in the Parent SEC Filings or as specifically provided by this Agreement, (a) Parent and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in Parent or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on Parent.

4.18                        Loans.

(a)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by Parent and its Subsidiaries (collectively, “Parent Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by Parent or one of its Subsidiaries in accordance with customary Board of Directors-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Parent or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Parent’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.  For purposes of this Section 4.18(a), the phrase “enforceable in accordance with its terms” as it relates to a Parent Loan does not mean that the borrower has the financial ability to repay a Parent Loan or that any collateral is sufficient to result in payment of the Parent Loan secured thereby.

(b)                                 The Parent and its Subsidiaries have previously disclosed a complete and correct list of all Parent Loans that, as of June 30, 2019 (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Parent Loan and the identity of the obligor thereunder.

(c)                                  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, each outstanding Parent Loan (including Parent Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, Parent’s underwriting and servicing standards (and, in the case of Parent Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program.

(d)                                 None of the agreements pursuant to which Parent or any of its Subsidiaries has sold Parent Loans or pools of Parent Loans or participations in Parent Loans or pools of Parent Loans contains any obligation to repurchase such Parent Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Parent or its Subsidiaries, as applicable.

(e)                                  There are no Parent Loans to any employee, senior executive officer, director or other Affiliate of Parent on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement.  All Parent Loans to any employee, senior executive officer, director or other Affiliate of Parent are and were made in compliance in all material respects with all Applicable Laws, including Regulation O and Regulation W of the Federal Reserve Board, and were made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions and did not involve more than the normal risk of collectability or present other unfavorable features.

4.19                        Related-Party Transactions. Other than as disclosed in Parent SEC Filings, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding common stock of Parent (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Filings pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.20                        Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to Parent’s Knowledge, since January 1, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.21                        No Other Representations or Warranties.  Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

ARTICLE V
COVENANTS

5.1                               Conduct of Business by the Company.  During the period from the date of this Agreement to the Closing Date, or earlier termination of this Agreement, except (A) as otherwise expressly contemplated or permitted by this Agreement or as required by any Governmental Authority or Applicable Law, (B) as set forth on Schedule 5.1 of the Company Disclosure Schedule, or (C) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business and operations in the ordinary and usual course of business in all material respects and in a manner consistent with prior practice and in accordance with Applicable Law, and (z) use reasonable best efforts to preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist.  Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Closing Date, or earlier termination of this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement, or required by a Governmental Authority or Applicable Law, or as set forth in Schedule 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to,  directly or indirectly:

(i)                                     amend its Charter Documents;

(ii)                                  adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

(iii)                               sell, lease, or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, other than (A) as contemplated by this Agreement (B) in the ordinary course of business and (C) obsolete or written off assets;

(iv)                              (A) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (B) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

(v)                                 incur any indebtedness (excluding bank deposits and overnight borrowing) for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness or advances in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve, the Federal Reserve Bank of New York, the Federal Home Loan Bank, Atlantic Community Bankers Bank, or repurchase agreements;

(vi)                              commence any Proceeding or, except for Proceedings with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case whether commenced by or pending or threatened against the Company or its Subsidiaries, or any of their officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (A) is for an amount not to exceed accruals therefor reflected in the Interim Balance Sheet with respect to the applicable Proceeding (or series of related Proceedings) and (B) reasonably would not be expected to prohibit or restrict the Company or its Subsidiaries from operating its business in the ordinary course;

(vii)                           make any change to its accounting methods, principles or practices, except as required by GAAP, a Governmental Authority, or Applicable Law;

(viii)                        except as required under any Employee Benefit Plan or Applicable Law, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (B) pay or award, or commit to pay or award, any bonuses or incentive compensation, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, other than any amendments (1) made to comply with Applicable Law or (2) in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company or its Subsidiaries, in the aggregate, of maintaining such Employee Benefit Plan, or (D) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, except for the acceleration of vesting of any Company Equity Awards in accordance with Section 2.9 of this Agreement;

(ix)                              (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of the Company’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock; (B) issue or commit to issue any additional or new shares of capital stock of the Company (or securities convertible into or exchange for capital stock of the Company), other than the issuance of shares of Company Common Stock upon the exercise of any Company Stock Options or the vesting and settlement of any Company Equity Awards, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable Company Stock Plan or award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of the Company’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(x)                                 make or change any material Tax election different from its prior course of practice, settle or compromise any material Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any material closing agreement with respect to Taxes, file any amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xi)                              fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii)                           enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practice;

(xiii)                        file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiv)                       materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xv)                          change in any material respect its credit policies and collateral eligibility requirements and standards;

(xvi)                       except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Company prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate loan in an original principal amount in excess of $1,000,000, (ii) any residential loan originated for retention in the loan portfolio or (iii) any commercial and industrial loan in an original principal amount in excess of $500,000; provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing within twenty-four (24) hours after receipt of notice from the Company; and provided, further, that, regardless of whether the consent of Parent is required under this paragraph, the Company shall provide Parent written notice on Monday of each week reporting the making of, or issuing a commitment for, a Loan in excess of $500,000 during the previous week;

(xvii)                    extend additional funds to a Loan classified as “criticized”, except for protective advances and extensions of additional credit of up to $100,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as special mention, substandard non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the second Business Day (or, if later, forty-eight (48) hours) after receipt of notice from the Company;

(xviii)                 enter into, renew, amend or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $50,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;

(xix)                       adopt a plan of complete or partial liquidation or dissolution;

(xx)                          purchase or otherwise acquire any material assets or incur any Liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;

(xxi)                       take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxii)                    take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(xxiii)                 take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(xxiv)                agree to take, make any commitments to take, or adopt any resolutions of the Board of Directors or Shareholders in support of, any of the actions prohibited by this Section 5.1; or

(xxv)                   hire any new employee other than in the ordinary course of business and to replace employees on comparable terms and conditions and consistent with past hiring practices.

5.2                               Forbearance by Parent.  Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, Parent shall maintain its rights and franchises in all material respects, and shall not, nor shall Parent permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 take any action that is intended to or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(b)                                 take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c)                                  amend, repeal or modify any provision of its Charter Documents in a manner that would adversely affect the Company or any Company shareholder or the transactions contemplated by this Agreement; or

(d)                                 agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3                               Approvals and Filings.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and obtaining all other necessary, proper or advisable, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all actions and inactions as may be necessary to obtain an approval, consent, waiver, qualification or exemption from or provide a notice to any Governmental Authority; provided that nothing contained herein shall be deemed to require Parent or require or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of or providing notice to any Governmental Authority that would (A) reasonably be expected to result in Parent or its Subsidiaries becoming subject to any cease-and-desist order or other order, formal enforcement action or directive issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority, in each case resulting from or arising out of the conduct of the Company’s business or that in any manner relates to the Company, or (B) reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, measured on a scale relative to the Company and its Subsidiaries, taken as a whole, including, for the avoidance of doubt, any determination by any Regulatory Agency or Government Authority that the Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from or providing notice to nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Bank Merger Agreement, including assisting Parent with preparing to integrate the parties hereto after Closing as promptly and efficiently as reasonably practicable, subject to Sections 5.4 and 5.7 hereof.

(b)                                 Without limiting the generality of the foregoing Section 5.3(a), promptly after the date of this Agreement, Parent and the Company shall cooperate with each other and use their reasonable best efforts to promptly prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and to prepare the parties to integrate after Closing as promptly and efficiently as reasonably practicable, subject to Sections 5.4 and 5.7 hereof.  Parent and the Company shall each use reasonable best efforts to obtain each such approval and/or provide such notice as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals or to integrate the parties after Closing as promptly and efficiently as reasonably practicable, subject to Sections 5.4 and 5.7 hereof).  Each party will provide the other with copies of any applications or notices and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.  If any Governmental Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby.

(c)                                  Subject to Applicable Law, the parties shall advise each other promptly after receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

5.4                               Access; Integration of Data Processing; Confidentiality.

(a)                                 In order to facilitate the consummation of the transactions contemplated hereby and by the Bank Merger Agreement and the integration of the business and operations of the Company, subject to Section 5.4(c) and Applicable Laws relating to confidentiality and the exchange of information, the Company shall permit Parent and Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, reasonable access, throughout the period before the Closing Date, at Parent and Parent’s Subsidiaries’ sole expense, (i) during customary business hours, to the Company’s and the Company’s Subsidiaries’ books, papers and records relating to the assets, properties, operations, obligations and liabilities in which Parent may have a reasonable interest; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would violate the rights of Company customers or would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of the Company and its Subsidiaries for the purpose of performing conversion activities related to data processing integration.  Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access to the Company’s property, books and records.

(b)                                 At the request of Parent, during the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall, and shall cause their senior executive officers to, and shall make all reasonable efforts, outside of customer business hours, to cause their respective telecommunications and data processing service providers to cooperate and assist Parent and its Subsidiaries in connection with preparation for an electronic and systematic conversion of all applicable data regarding the Company and its Subsidiaries to Parent and Parent’s Subsidiaries systems of telecommunications and electronic data processing.  Electronic and systematic conversion shall occur at such time as determined by Parent, in its sole discretion, provided, however, that no such conversion shall occur prior to the Closing.  Parent shall be responsible for reasonable and agreed upon costs incurred by the Company, including all fees to third parties, in connection with any such efforts.

(c)                                  Each of Parent and the Company acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.4(c) shall nonetheless continue in full force and effect.

5.5                               Notification.  The Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have materially breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

5.6                               Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Bank Merger Agreement, or any of the transactions contemplated hereby and thereby, and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.

5.7                               No Control of the Company.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date.

5.8                               Employee Benefit Matters.

(a)                                 As of the Closing Date, Parent shall provide (or cause its Subsidiaries to provide) to each employee of the Company or its Subsidiaries who, as decided by Parent in its sole discretion, shall continue employment with the Surviving Corporation or its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base wages or salaries, as applicable, that are substantially comparable to the base wages or salaries, as applicable, provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that are substantially comparable, in the aggregate, to the Employee Benefit Plans of the Company provided to each such Continuing Employee immediately prior to the Closing Date (but in no event greater than the employee benefit plans, programs, policies and arrangements provided to Parent’s or Parent’s Subsidiaries’ similarly situated employees).  To the extent a Continuing Employee remains employed by Parent or its Subsidiaries, Parent shall not, for a period of 12 months following the Closing Date, reduce a Continuing Employee’s base wages or salary, as applicable; provided, however, that the foregoing shall not be deemed to limit or modify the at-will nature of the employment of the Continuing Employee.

(b)                                 The Company shall deliver an updated copy of  Schedule 3.24(d) of the Company Disclosure Schedule to Parent not more than ten (10) Business Days following the date of this Agreement and shall provide Parent with an updated copy of Schedule 3.24(d) of the Company Disclosure Schedule within ten (10) Business Days prior to the Closing Date.  Only employees (and their dependents) shall be participants in the Employee Benefit Plans sponsored by the Company.

(c)                                  Except for employees described in in Section 5.8(d), those employees of the Company or any Subsidiary as of the Effective Time whom Parent or its Subsidiaries elect not to employ after the Effective Time as a result of the Merger, who are employed and then terminated as a result of the Merger within six (6) months subsequent to the Effective Time, or those employees who voluntarily resign employment due to an involuntary relocation of the employee’s principal place of employment to a location which is more than twenty-five (25) miles from the employee’s principal place of employment immediately prior to the Effective Time shall be entitled to severance benefits equal to two (2) weeks of annual base pay for each year of service (including years of service with the Company and/or any of its Subsidiaries) with a minimum of two (2) weeks of annual base pay and a maximum of twenty-six (26) weeks of annual base pay. Effective as of the day immediately following the day which is six (6) months subsequent to the Effective Time, all Continuing Employees will be entitled to severance benefits equal to those provided by Parent from time to time to its similarly situated employees. Nothing in this Section 5.8(c) shall be deemed to limit or modify the at-will employment of the Continuing Employee. Notwithstanding anything herein to the contrary, the benefit payments described in this Section 5.8(c) shall be conditioned on execution of a release of claims in a form satisfactory to Parent and its Subsidiaries.

(d)                                 Any employee of the Company or its Subsidiaries who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement or Employee Benefit Plan that provides for any payment that may be triggered by the Merger or the Bank Merger (other than under a Company Stock Plan) (the “CIC Payment”) shall not receive any severance benefits as provided in Section 5.8(c) but will receive the CIC Payment to the extent it is required to be paid thereunder. Any employee of the Company or its Subsidiaries who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 5.8(c), unless such employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.

(e)                                  With respect to any employee benefit plan of Parent or Parent’s Affiliates in which any Continuing Employee becomes eligible to participate on or after the Closing

Date (a “Parent Plan”), Parent shall use commercially reasonable efforts to ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit Parent Plan or any such credit that would result in a duplication of benefits) under each Parent Plan in which such Continuing Employee becomes or may become a participant for service with Surviving Corporation (or any predecessor to Surviving Corporation) and its Affiliates, solely to the extent such service was credited under the Employee Benefit Plans.  As of the Closing Date, Parent shall credit (or cause to be credited) to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Schedule 3.23(a) of the Company Disclosure Schedule as of the Closing Date.  With respect to each Parent Plan that is a health plan in which Continuing Employees participate after Closing, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third party administrator of such Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Parent Plan.

(f)                                   Parent and the Company acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of Parent and the Company and nothing contained herein shall (i) be construed as an amendment to any Employee Benefit Plan or Parent Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of Parent, the Company or their respective Affiliates, or any dependent or beneficiary thereof or (iii) otherwise obligate Parent or any of its Affiliates to maintain any particular Parent Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date.  Parent and the Company further acknowledge and agree that the Company and its Subsidiaries shall provide to Parent all employee books and records relating to Continuing Employees no later than the Closing Date.

(g)                                  If requested by Parent, the Company shall terminate (or cause the Bank of New Jersey to terminate) the 401(k) Plan immediately prior to the Closing Date by resolution adopted by the Board of Directors of the Company or the Bank of New Jersey, as applicable, on terms acceptable to Parent, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended.  Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and the Company shall notify (or cause the Bank of New Jersey to notify) the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements.

5.9                               No Solicitation of Transaction.

(a)                                 Subject to Section 5.9(b), from the date hereof until the Closing, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VII, the Company shall not, and shall cause all of its Subsidiaries and each of their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate any inquiries that constitute or would reasonably be expected to lead to the making of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent or Parent Representatives) any non-public information or data with respect to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) enter into any agreement in principle, term sheet, arrangement, understanding, contract or definitive or preliminary agreement, other than a confidentiality agreement in order for the Company to comply with Section 2.16, relating to an Acquisition Proposal.  Upon execution of this Agreement, the Company shall, and shall cause all of its Subsidiaries and each of their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.9 shall preclude the Company or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with the requirements set forth in Section 2.16, the Company may take any of the actions described in Section 5.9(a) (other than the actions described in Section 5.9(a)(i)) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal, prior to the Company Shareholders’ Meeting, that did not result from a breach of this Section 5.9; (ii) the Company’s Board of Directors determines (in accordance with this Agreement) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (iii) the Company has provided Parent with any noticed required under Section 2.16, which notice shall be prior to taking any such action; (iv) prior to taking such action, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (or, if such confidentiality agreement includes provisions that are less favorable in the aggregate to the Company, than those contained in the Confidentiality Agreement, the Company offers to amend the Confidentiality Agreement to include such similar provisions); and (v) the Company determines in good faith, after consultation with the Company’s outside legal counsel that the failure of the Company to take such action would reasonably be expected to violate its fiduciary duties under Applicable Law.  The Company shall promptly provide to Parent any non-public information regarding the Company or its Subsidiaries provided to any other Person that was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(c)                                  In addition to any notices required under Section 2.16(c), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests (including a copy thereof if in writing and any related documentation or correspondence).

5.10                        Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, each of Parent and  Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer, director or employee of the Company or any Subsidiary or acts or omissions by Indemnitee in such capacity or taken at the request of the Company or any Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Charter Documents and the organizational documents of the Company’s Subsidiaries.  In addition, Parent, from and after the Effective Time, shall, and shall cause Surviving Corporation to, advance any expenses (including legal expenses) of any Indemnitee under this Section 5.10 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.10.

(b)                                 The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.10(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.  The provisions of this Section 5.10 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Company for purposes of this Section 5.10 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement.  The Surviving Corporation shall keep such coverage in effect after the Effective Time.

(c)                                  The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the Company Charter Documents, by contract or otherwise.  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.10.  This Section 5.10 shall survive the Effective Time.

5.11                        Efforts to Consummate; Further Assurances.

(a)                                 Parent and the Company agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder including, without limitation, seeking to obtain any necessary shareholder approvals and any required approvals of any Governmental Authority, and each of Parent and the Company agree not to take any action which is intended, or would reasonably be expected, to materially adversely affect or materially delay the ability to obtain such approvals.

(b)                                 In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

5.12                        Financial Statements.  From the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to Article VII, the Company will provide to Parent as promptly as practicable, but in no event later than the twenty-fifth (25th) day following the end of the relevant calendar month, the monthly unaudited financial statements of the Company as provided to the Company’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.

5.13                        Tax Matters.

(a)                                 For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Code Section 368(a)(1)(A), and this Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368.3(a).  After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall cooperate and  take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken that could reasonably be likely to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.  All parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)                                 The Chief Financial Officer of each of the Parent and the Company shall execute and deliver to Squire Patton Boggs (US) LLP and Holland & Knight LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firm, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its Tax opinion pursuant to Section 6.2(f) and Section 6.3(e).  Each of Parent and the Company shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).

(c)                                  The parties shall use their commercially reasonable efforts to agree upon any exact actions to be undertaken by the Company, and for the Company to undertake such actions by December 31, 2019, to minimize the Company’s effective corporate Tax rate with respect to any real estate investment trust which the Company controls or in which it is a participant in order to ensure that the minimum effective Tax rate available under Applicable Law continues to be available to such real estate investment trust.

5.14                        Stock Exchange Listing.  Parent shall cause shares of Parent Common Stock to be issued in the Merger as Merger Consideration to be approved for listing on NASDAQ, subject to official notice of issuance prior to the Effective Time.

5.15                        Litigation and Claims.  Each of the Company and Parent shall promptly, and in any event within two (2) Business Days, notify the other party in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against it or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change.  Each of the Company and Parent shall promptly notify the other party in writing of any Proceeding, pending or, to its Knowledge, threatened against it or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by it or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby.  The Company shall give Parent the opportunity to participate at their own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.16                        Exemption from Liability Under Section 16(b).  Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the conversion of shares of Company Common Stock, Company Stock Options and Company Restricted Stock Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.16. The Board of Directors of Parent and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock, Company Stock Options or Company Restricted Stock Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by Applicable Law.

ARTICLE VI
CONDITIONS TO CLOSE

6.1                               Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a)                                 No Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement, including the Bank Merger.

(b)                                 Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c)                                  Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

(d)                                 NASDAQ Authorization.  The shares of Parent Common Stock that shall be issued pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

6.2                               Conditions to Obligations of Parent.  The obligations of Parent to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing Date of the following conditions:

(a)                                 Accuracy of Representations and Warranties.  For purposes of this Section 6.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date.  The representations and warranties set forth in Sections 3.1, 3.2(a), 3.6, 3.10(b), 3.27 and 3.32 shall be true and correct, except for inaccuracies which are de minimis in amount or effect.  There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2(a), 3.6, 3.10(b), 3.27 and 3.32) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to the Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “the Company’s Knowledge” shall be deemed not to include such qualifications.

(b)                                 Compliance with Covenants and Obligations.  The Company shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)                                  Shareholder Approval.  This Agreement shall have been approved by action by the Company Shareholders holding the requisite voting power under the Charter Documents and Applicable Law.

(d)                                 Company Closing Deliverables.  The Company shall have delivered to Parent, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.18 at or prior to the Closing Date.

(e)                                  No Enforcement Actions.  There shall have been no new enforcement actions initiated by any Regulatory Agency or other Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially affect the Company’s ability to conduct its business as currently being conducted.

(f)                                   Tax Opinion.  Parent shall have received a written opinion of Squire Patton Boggs (US) LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinions, Squire Patton Boggs (US) LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of the Company and Parent as referenced in Section 5.13(b).

(g)                                  No Material Adverse Effect.  Since the Interim Balance Sheet Date, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

6.3                               Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing Date of the following conditions:

(a)                                 Accuracy of Representations and Warranties.  For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date.  The representations and warranties set forth in Sections 4.1, 4.2, 4.9, 4.10 and 4.17(b)) shall be true and correct, except for inaccuracies which are de minimis in amount or effect.  There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.9, 4.10 and 4.17(b)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “Parent’s Knowledge” shall be deemed not to include such qualifications.

(b)                                 Compliance with Covenants and Obligations.  Parent shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)                                  Parent Closing Deliverables.  Parent shall have delivered to the Company, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.19 at or prior to the Closing Date.

(d)                                 No Enforcement Actions.  There shall have been no new enforcement actions initiated by any Regulatory Agency or other Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially affect Parent’s ability to conduct its business as currently being conducted.

(e)                                  Tax Opinion.  The Company shall have received a written opinion of Holland & Knight LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinions, Holland & Knight LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of the Company and Parent as referenced in Section 5.13(b).

(f)                                   Shareholder Approval.  This Agreement shall have been approved by action by the Parent Shareholders holding the requisite voting power under Parent Charter Documents and Applicable Law.

(g)                                  No Material Adverse Effect.  Since the Interim Balance Sheet Date, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE VII
TERMINATION

7.1                               Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)                                 by the mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent if the Closing Date shall not have occurred on or before the first anniversary of the date of this Agreement; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)                                  by either the Company or Parent in the event of (i) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or the Company’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its covenants or obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or the Company’s obligations set forth in Section 6.2 or Section 6.3, respectively; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who is then in material breach of any covenant or agreement hereunder;

(d)                                 by either the Company or Parent if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of enjoining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; unless failure to obtain approval of the Regulatory Agency or the action taken by the Governmental Authority shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e)                                  by Parent if, prior to receipt of approval by Company Shareholders of this Agreement, (i) the Board of Directors of the Company (or any committee thereof) shall have failed to make the Company Recommendation or shall have made an Adverse Recommendation Change or shall have otherwise submitted this Agreement to the Company Shareholders without recommendation, or changes or otherwise does not make the Company Recommendation, or (ii) the Company shall have materially breached any of the provisions set forth in Sections 2.16 and 5.9; or

(f)                                   by the Company, prior to receipt of approval by Company Shareholders of this Agreement, and provided that the Company has complied in all material respects with Section 2.16 and 5.9 of this Agreement, in order to enter into an agreement relating to a Superior Proposal; or

(g)                                  by either the Company or Parent if Parent Shareholder Approval at the Parent Shareholders Meeting or the Company Shareholder Approval at the Company Shareholder Meeting, respectively, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as may be adjourned or postponed in accordance with this Agreement.

7.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party(ies) hereto, and upon such notice this Agreement shall terminate.  Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party(ies), and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, that (i) the provisions of Section 5.4(c), Section 7.1, this Section 7.2 and ARTICLE VIII shall survive any such termination; (ii) in the event that such termination is effected pursuant to Section 7.1(c) of this Agreement, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder and (iii) nothing herein shall relieve any party from liability for damages resulting from fraud or willful and material breach of any provision of this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall, within five Business Days following the date of termination, pay to Parent the sum equal to $4,500,000 (the “Termination Fee”).  The Termination Fee as provided in this

Section 7.2(b) shall be paid to Parent by wire transfer of immediately available funds.  The Company hereby waives any right to set-off or counterclaim against such amount.

(c)                                  Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the senior management or Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) or (B) by Parent pursuant to Section 7.1(c) and (iii) prior to the date that is twelve (12) months after the date of such termination the Company consummates a transaction with respect to an “Acquisition Proposal” (whether or not the same Acquisition Proposal as that referred to above) or enters into any definitive agreement relating an “Acquisition Proposal” (whether or not the same Acquisition Proposal as that referred to above), then the Company shall on the earlier of the date such transaction is consummated or such definitive agreement is entered into, pay to Parent the Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.2(c), the references to twenty five percent (25%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

Notwithstanding the foregoing, in no event shall the Company be required to pay a Termination Fee (a) on more than one occasion or (b) if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by the Company pursuant to Section 7.1(c).   Notwithstanding anything to the contrary in this Agreement, and other than in connection with fraud or willful breach, the payment of the Termination Fee pursuant to Section 7.2(b) shall fully discharge the Company from, and be the sole and exclusive remedy of Parent, with respect to any and all losses that may be suffered by Parent based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement.

(d)                                 In the event of termination of this Agreement by a party for failure to obtain the required vote at the Parent Shareholders Meeting pursuant to Section 7.1(g), Parent shall, within five Business Days following the date of such termination, pay to the Company an amount equal to the Company’s reasonable costs and legal expenses incurred in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, which amount shall in no instance be greater than $750,000 (the “Company Expense Reimbursement”).  The Company Expense Reimbursement as provided in this Section 7.2(d) shall be paid to the Company by wire transfer of immediately available funds.  Parent hereby waives any right to set-off or counterclaim against such amount.

ARTICLE VIII
MISCELLANEOUS

8.1                               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

(a)                                 if to Parent, to:

ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attn: William S. Burns
Tel: 201-816-4474

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Attn: James J. Barresi
Tel: 513-361-1260

and

(b)                                 if to the Company, to:

Bancorp of New Jersey, Inc.

750 East Palisade Avenue
Englewood Cliffs, NJ 07632
Attn: Nancy E. Graves
Tel: 201-720-3200

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
31 West 52nd Street, 12th Floor
New York, New York  10019
Attn: Paul M. Aguggia
Tel: 212-513-3352

8.2                               Entire Agreement.  This Agreement (including the Disclosure Schedules hereto), together with the Voting Agreements and the other documents and agreements contemplated hereby delivered pursuant to the provisions hereof, constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter.  The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.

8.3                               Amendments.  This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

8.4                               Waivers.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  Any waiver, permit, consent or approval of any kind or character by any party of any covenant, condition, breach or default under this Agreement, must be in writing signed by the party to be bound by such waiver, permit, consent or approval and shall be effective only to the extent specifically set forth in such writing.

8.5                               Binding Effect; Assignment.  The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Company or Parent without the express prior written consent of the other party.  Except for Section 5.10, which is intended to benefit each Indemnitee and his or her heirs or representatives, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.6                               Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New Jersey, without regard to principles of conflicts of laws.

8.7                               Consent to Jurisdiction.

(a)                                 Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court sitting in New Jersey or any New Jersey state court, and (1) irrevocably submits to the exclusive jurisdiction of such courts, (2) waives any objection to laying venue in any such action or proceeding in such courts, and (3) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.  Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)                                 Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New Jersey Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

8.8                               Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9                               Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Applicable Law.

8.10                        Cumulative Remedies; Specific Performance.  All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative.  Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure (or overtly threatened failure) to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure (or overtly threatened failure) to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure (or overtly threatened failure) without the need to post bond or other security.

8.11                        Expenses.  Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, Representatives, counsel and accountants.

8.12                        Prevailing Party.  In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.13                        Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be an original, but all of which together shall constitute one instrument.

8.14                        Nonsurvival.  None of the representations, warranties, covenants and agreements set forth in this Agreement other than Section 5.10, Section 5.11(b) and this Section 8.14 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

ConnectOne Bancorp, Inc.

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III
Title: Chief Executive Officer

Bancorp of New Jersey, Inc.

By:	/s/ Nancy E. Graves
Name: Nancy E. Graves
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AGREEMENT OF MERGER

OF

BANK OF NEW JERSEY

WITH AND INTO

CONNECTONE BANK

THIS AGREEMENT OF MERGER, dated as of August 15, 2019 (this “Agreement”), is made and entered into between ConnectOne Bank, a New Jersey-chartered commercial bank, and Bank of New Jersey, a New Jersey-chartered commercial bank.

WITNESSETH:

WHEREAS, ConnectOne Bank, a New Jersey-chartered commercial bank with its principal office located at 301 Sylvan Avenue, Englewood Cliffs, NJ, has authorized capital stock consisting of 5,000,000 shares of common stock, par value $5.00 per share, of which 2,062,197  shares are issued and outstanding as of the date hereof;

WHEREAS, Bank of New Jersey, a New Jersey-chartered commercial bank with its principal office located at 750 East Palisade Avenue, Englewood Cliffs, New Jersey, 07632, has authorized capital stock consisting of (i) 5,000,000 shares of common stock, par value $10.00 per share, of which 332,500 shares are issued and outstanding as of the date hereof;

WHEREAS, ConnectOne Bancorp, Inc. (“Parent”) is the record and beneficial owner of all of the outstanding shares of capital stock of ConnectOne Bank;

WHEREAS, Bancorp of New Jersey, Inc. (the “Company”) is the record and beneficial owner of all of the outstanding shares of capital stock of Bank of New Jersey;

WHEREAS, Parent and the Company are parties to an Agreement and Plan of Merger, dated as of the date hereof, as it may be amended from time to time (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, the Company shall merge with and into Parent (the “Parent Merger”), whereby (i) the corporate existence of the Company shall cease and Parent shall continue its corporate existence under the laws of the State of New Jersey as the surviving corporation in the Parent Merger and (ii) Bank of New Jersey shall become a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of ConnectOne Bank and Bank of New Jersey, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.                                      THE MERGER

A.                                    Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Bank of New Jersey shall be merged with and into ConnectOne Bank, pursuant to the the applicable laws of the State of New Jersey (said transaction, the “Merger”), and the corporate existence of Bank of New Jersey shall cease.  ConnectOne Bank shall continue its corporate existence as a state-chartered commercial bank under the laws of New Jersey and shall survive the Merger (the “Surviving Bank”).  The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.                                    Certificate of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.C below), the Certificate of Incorporation as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law.  From and after the Effective Time, the Bylaws of ConnectOne Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

C.                                    Effective Time of the Merger

The Merger shall become effective at such time and date as are agreed to by ConnectOne Bank and Bank of New Jersey, subject to the approval of the New Jersey Department of Banking and Insurance (the “NJDBI”), or such other time and date as shall be provided by law.  The date and time of such effectiveness is herein referred to as the “Effective Time”.

D.                                    Effect of the Merger

All assets of the merging institutions as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time.

E.                                    Business of Surviving Bank

The business of the Surviving Bank after the Merger shall be that of an New Jersey state chartered bank and shall be conducted at its main office and at all legally established branches.

F.                                     Directors and Officers

On or prior to the Effective Time, the Board of Directors of ConnectOne Bank shall cause the number of directors that will comprise the full board of directors of the Surviving Bank at the

Effective Time to be increased by one (1) and to appoint one (1) then current director of Bank of New Jersey designated by Bank of New Jersey who is reasonably acceptable to the Board of the Directors of ConnectOne Bank to fill the vacancy resulting from such increase.

The executive officers of Surviving Bank shall be the executive officers of ConnectOne Bank immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Surviving Bank.

G.                                   Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (a) each share of Bank of New Jersey capital stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of ConnectOne Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

2.                                      CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A.                                    Shareholder Approval

The Agreement shall have been ratified and confirmed by the sole shareholder of each of ConnectOne Bank and Bank of New Jersey at a meeting of each such shareholder or by written consent in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of incorporation or bylaws, or similar governing documents, or otherwise provided by law.

B.                                    Regulatory Approvals

The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of the Federal Reserve, FDIC, NJDBI and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired.

C.                                    No Injunctions or Restraints

There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D.                                    Parent Merger

The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.                                      TERMINATION AND AMENDMENT

A.                                    Termination

Notwithstanding the approval of this Agreement by the shareholders of ConnectOne Bank or Bank of New Jersey, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided.  This Agreement may also be terminated by mutual written consent of the parties hereto.

B.                                    Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of ConnectOne Bank or Bank of New Jersey, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

C.                                    Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.                                      MISCELLANEOUS

A.                                    Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

B.                                    Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Bank of New Jersey or otherwise carry out the provisions hereof, the proper officers and directors of Bank of New Jersey, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Bank of New Jersey, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

C.                                    Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

D.                                    Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

if to ConnectOne Bank, to:

ConnectOne Bank
301 Sylvan Avenue

Englewood Cliffs, NJ 07632
Attn: William S. Burns
Tel: 201-816-4474

with a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900

Cincinnati, Ohio 45202
Attention: James J. Barresi

Tel: 513-361-1260

and

if to Bank of New Jersey, to:

Bancorp of New Jersey, Inc.

750 East Palisade Avenue
Englewood Cliffs, NJ 07632
Attn: Nancy E. Graves
Tel: 201-720-3200

with a required copy (which shall not constitute notice) to:

Holland & Knight LLP
31 West 52nd Street, 12th Floor
New York, New York  10019
Attn: Paul M. Aguggia
Tel: 212-513-3352

E.                                    Governing Law; Waiver of Jury Trial

(i) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New Jersey, without regard to principles of conflicts of laws.

(ii) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court sitting in New Jersey or any New Jersey state court, and (1) irrevocably submits to the exclusive jurisdiction of such courts, (2) waives any objection to laying venue in any such action or proceeding in such courts, and (3) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.  Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii)  Each party hereby (A) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New Jersey Law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4(D), will constitute good and valid service of process in any such action and (C) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (A) or (B) does not constitute good and valid service of process.

(iv) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(E).

F.                                     Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

G.                                   Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H.                                   Entire Agreement

This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that, for the avoidance of doubt, this Section 4(H) shall not be interpreted as causing the Parent Merger Agreement to be superseded or negated.

I.                                        Interpretation

The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement. References to any Contract (including this Agreement) are to the Contract, as amended, modified, supplemented or replaced prior to the Effective Time, provided that, when such Contract is disclosed in any Disclosure Schedule, in which case, any amendment, modification, supplement or replacement shall be referenced specifically.

J.                                      Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

K.                                   Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:	ConnectOne Bank

	By:	/s/ Frank Sorrentino III
Name:		Name: Frank Sorrentino III
Title: Chief Executive Officer

ATTEST:	Bank of New Jersey

	By:	/s/ Nancy E. Graves
Name:		Name: Nancy E. Graves
Title: President & Chief Executive Officer